Exhibit 99

   Paid, Inc. Announces New Date for Mandatory Exchange of Stock Certificates

WORCESTER, MA - January 15, 2004 - Paid, Inc. (OTCBB: PAYD) announced today that it has set a second mandatory exchange date of its stock certificates. The new mandatory exchange date is January 16, 2004. Paid, Inc., formerly known as Sales OnLine Direct, Inc. with trading symbol PAID, announced its original mandatory stock certificate exchange date for December 8, 2003, the effective date of Paid, Inc.'s name change, CUSIP number change and trading symbol change. The Company also had announced an amendment to its bylaws to require that all stock certificates held in street name or otherwise must now include the name of the beneficial owner.

The operational processing by the industry for a mandatory exchange that the Company had intended upon its announcement did not occur. Instead, the industry treated the announcements solely as a name and CUSIP change without a mandatory exchange of stock certificates.

After discussing the matter with representatives of Nasdaq and others in the industry, and to facilitate and comply with the Company's bylaws, the Company has determined to set a second mandatory stock certificate exchange date of January 16, 2004, and, as of that date, will use a new CUSIP number of 69561N204.

To effectuate the Company's bylaws change to reflect the name of beneficial owners on all certificates, and as part of the mandatory exchange, the Company anticipates that NASDAQ will announce separately that it will temporarily change trading and quotation of Paid Inc.'s securities on the OTC Bulletin Board ("OTCBB") to a "when-issued" basis, effective January 16, 2004, until such time as Nasdaq determines certificates representing a sufficient number of shares have been exchanged. Paid, Inc.'s stock symbol during the "when issued" period is expected to be PAYDV. The effect of the "when-issued" basis is to take the clearing and settlement of trades temporarily outside of the T+3 rule. The change to a "when-issued" status will prevent clearing and settling trades of Paid, Inc.'s stock during the time that the "when-issued" status is in effect.

The Company expects that the settlement of all trades made after the new effective date will be through physical delivery of stock certificates rather than through DTC.

"We found it unfortunate that the industry did not treat the name and CUSIP change as a mandatory exchange. However, we look forward to carrying out the Company's bylaws to reflect the name of beneficial owners on all certificates, so that we can efficiently and cost effectively communicate with our stockholders," said Greg Rotman, CEO of Paid, Inc.

Stock Certificate Exchange Procedure

Stock Holders

Stockholders who have in their possession paper stock certificates should read and carefully complete the Letter of Transmittal provided by Olde Monmouth Stock Transfer which is available online at http://www.paid.com/investor.shtml. This letter is also available by fax or U.S. Mail by calling 508-791-6710. Then forward the completed Letter of Transmittal together with the stock certificate via an insured, traceable delivery service to the Company's exchange agent, Olde Monmouth Stock Transfer (200

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Memorial Parkway, Atlantic Highlands, NJ 07716). Note that there is no need to, and nor should stockholders, endorse the stock certificate.

Stockholders who hold their shares in street name with a broker are urged to confirm with their broker that the broker is including their name on the list of beneficial owners being submitted to the Paid, Inc's exchange agent. These stockholders will not be required to take any further action, unless their broker tells them otherwise.

Broker Dealers

The Company urges brokers dealers with customers that hold Paid, Inc. stock to promptly request from DTC stock certificates representing the number of shares, which reflect their ownership position as of the new effective date, and to submit the certificates along with the beneficial owner information, as described in the Letter of Transmittal. The number of shares represented by the certificates and delivered to the transfer agent must equal the number of shares held by the beneficial owners.

An FAQ with further details relating to this issue is available on Paid's web site at http://www.paid.com/investor.shtml

About Paid, Inc.

Paid's innovative products and services are utilized in online auction management, ecommerce and web site development and hosting. Using proprietary technology, Paid, Inc. is a respected developer of dynamic, cutting edge celebrity web sites and ecommerce storefronts that attract tens of thousands of visitors daily. Paid's AuctionInc brand auction management and shipping calculation software utilized Paid's patent-pending process technologies to streamline back-office and shipping processes for online auctions and e-commerce. Paid's Rotman Auction is an eBay Platinum Powerseller that sells thousands of items -- primarily sports, Hollywood and Americana collectibles and memorabilia -- each week on eBay. The company also builds and maintains large database-driven portals across a broad array of industries. The Company's common stock is traded on the Nasdaq OTC Bulletin Board under the symbol PAYD. For further information visit www.paid.com.

Forward Looking Statements

This Press Release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events, including matters related to the Company's operations. Although the Company believes that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct, including assumptions related to the mandatory exchange, Nasdaq's announcements related to the "when-issued" status, the date in which the stock will return to T+3 trading, whether future settling and clearing of trades will occur electronically or solely through physical delivery, and any other matters related to trading of the Company's stock. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties. In addition, other factors that could cause actual results to differ materially are discussed in the Company's most recent filings, including Form 10-KSB with the Securities and Exchange Commission.

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Contact:

    Media Contact: Julie Shepherd, Accentuate PR, (815) 479-1833, Julie@paid.com Investor Contact, Dennis Evanson, (719) 534-0292,
    Transfer Agent, John Troster, Olde Monmouth Stock Transfer Co., Inc.,
    (732) 872-2727